Exhibit 10.12

                   SETTLEMENT AND LEASE TERMINATION AGREEMENT

     This Settlement and Lease Termination Agreement (this "Agreement") is entered into by and between AmberJack, Ltd., an Arizona corporation ("Landlord"), and Integrated Information Systems, Inc., a Delaware corporation ("Tenant"), as of this 22nd day of January, 2003.

     RECITALS

     The Park Bridge Lease

     A. Under date of December 8, 1998, Landlord and Tenant entered into a written Lease (the "Park Bridge Lease") for Suites 130 and 190 of the commercial office building commonly known as Park Bridge, located at 1501 W. Fountainhead Parkway, Tempe, Arizona (the "Park Bridge Premises"). Pursuant to the Park Bridge Lease, Tenant provided Landlord with a security deposit in the amount of $33,985.00 (the "Park Bridge Security Deposit"). The term of the Park Bridge Lease commenced on or about September 1, 1999 and expires on August 31, 2003.

     B. Under date of February 27, 2001, Tenant and iTRACS Corporation, a Delaware corporation ("iTRACS"), entered into a written sublease of Suite 190 of the Park Bridge Building, located at 1501 W. Fountainhead Parkway, Tempe, Arizona (the "Suite 190 Sublease"). On or about March 5, 2001, Tenant and iTRACS entered into a written Addendum to Sublease (the "Addendum"). Landlord consented to the Suite 190 Sublease and the Addendum, subject to the terms and conditions set forth in the written instrument entitled Consent of Master Landlord, dated as of or after March 5, 2001 (the "iTRACS Consent"). The term of the Suite 190 Sublease extends through July 31, 2003.

     C. Under date of April 19, 2001, Tenant and UPS Telecommunications, Inc., a Delaware corporation ("UPS"), entered into a written sublease of Suite 130 of the Park Bridge Building, located at 1501 W. Fountainhead Parkway, Tempe, Arizona (the "Suite 130 Sublease"). Landlord consented to the Suite 130 Sublease, subject to the terms and conditions set forth in the written instrument entitled Consent and Agreement of Master Landlord, dated as of April 19, 2001 (the "UPS Consent"). The term of the Suite 130 Sublease extends through July 31, 2003.

     D. Neither the Suite 190 or 130 Subleases nor the iTRACS or UPS Consents had the effect of waiving or releasing any of Tenant's obligations, duties or liabilities under the Park Bridge Lease.

     E. Tenant defaulted under the terms of the Park Bridge Lease by, among other things, failing to make the monthly rent payments due on March 1, 2002, and every month thereafter.

     F. Landlord made written demand on Tenant to cure the defaults under the Park Bridge Lease but Tenant failed to do so within the ten-day grace period specified in the Park Bridge Lease or thereafter.

     G. Landlord properly applied the Park Bridge Security Deposit against Tenant's obligations under the Park Bridge Lease, in accordance with the terms thereof, on May 6, 2002. After applying the Park Bridge Security Deposit, not less than $37,287.89 is owing to Landlord under the terms of the Park Bridge Lease, as of October 22, 2002, comprised of the following: Base rent in the amount of $32,295.12; sales tax in the amount of $742.79; and, attorneys' fees in the amount of $4,250.00.

     H. Based upon the Tenant's defaults, and pursuant to the terms of the Park Bridge Lease, Landlord is entitled to exercise all of its rights and remedies thereunder and/or under applicable law. Those remedies include, without limitation, the right to terminate the Park Bridge Lease, sue for rent due and to become due, re-let the Park Bridge Premises on such terms as Landlord deems advisable without terminating the Park Bridge Lease, and/or pursue an action or actions for all unpaid rent and other charges owing thereunder.

     I. By letter dated April 16, 2002, Landlord advised Tenant that it had chosen not to terminate the Park Bridge Lease at that time, but reserved the right to do so in the future. Landlord chose, instead, to attempt to re-let the Park Bridge Premises upon such terms as it deemed advisable and/or to arrange to have iTRACS and UPS make their monthly rent payments directly to it. The net proceeds realized from these efforts, after deducting all costs, expenses, and other charges incurred by Landlord in connection with the defaults, have been applied against Tenant's obligations under the Park Bridge Lease. Tenant remains liable for all rent and other charges owing and accruing under the Park Bridge Lease.

     The Suite 110 Lease

     J. Under date of September 7, 1999, Landlord and Tenant entered into a written Lease (the "Suite 110 Lease") for Suite 110 of the commercial office building commonly known as Park Plaza, located at 2625 S. Plaza Drive, Tempe, Arizona (the "Suite 110 Premises"). Pursuant to the Park Plaza Suite 110 Lease, Tenant provided Landlord with a security deposit in the amount of $125,000.00 (the "Suite 110 Security Deposit"). The term of the Suite 110 Lease commenced on or about January 15, 2001 and expires on June 14, 2006.


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

     K. Under date of November 19, 2001, Tenant and Simula, Inc., an Arizona corporation ("Simula"), entered into a written sublease for a portion of Suite 110 of the Park Plaza building, located at 2625 S. Plaza Drive, Tempe, Arizona (the "Suite 110 Sublease"). Landlord consented to the Suite 110 Sublease, subject to the terms and conditions set forth in the written instrument entitled Consent and Agreement of Master Landlord, dated as of November 30, 2001 (the "Simula Consent"). The term of the Suite 110 Sublease extends through July 31, 2006.

     L. Neither the Suite 110 Sublease nor the Simula Consent had the effect of waiving or releasing any of Tenant's obligations, duties or liabilities under the Suite 110 Lease.

     M. Tenant defaulted under the terms of the Suite 110 Lease by, among other things, failing to make the monthly rent payments due on March 1, 2002, and every month thereafter, and failing to pay certain amounts owing for tenant improvements.

     N. Landlord made written demand on Tenant to cure the defaults under the Suite 110 Lease but Tenant failed to do so within the ten-day grace period specified in the Suite 110 Lease or thereafter.

     O. Landlord properly applied the Suite 110 Security Deposit against Tenant's obligations under the Suite 110 Lease in accordance with the terms thereof on May 2, 2002. After applying the Suite 110 Security Deposit, not less than $458,055.85 is owing to Landlord under the terms of the Suite 110 Lease, as of October 22, 2002, comprised of the following: Base rent in the amount of $120,070.34; sales tax on the base rent in the amount of $2,761.62; tenant improvement reimbursements in the amount of $323,532.64; sales tax on tenant improvement reimbursements in the amount of $7,441.25; and, attorneys' fees in the amount of $4,250.00.

     P. Based upon Tenant's defaults, and pursuant to the terms of the Suite 110 Lease, Landlord is entitled to exercise all of its rights and remedies thereunder and/or under applicable law. Those remedies include, without limitation, the right to terminate the Suite 110 Lease, sue for rent due and to become due, re-let the Suite 110 Premises on such terms as Landlord deems advisable without terminating the Suite 110 Lease, and/or pursue an action or actions for all unpaid rent and other charges owing thereunder.

     Q. By letter dated April 16, 2002, Landlord advised Tenant that it had chosen not to terminate the Suite 110 Lease at that time, but reserved the right to do so in the future. Landlord chose, instead, to attempt to re-let the Suite 110 Premises upon such terms as it deemed advisable and/or to arrange to have Simula make its monthly rent payments directly to it. The net proceeds realized from these efforts, after deducting all costs, expenses, and other charges incurred by Landlord in connection with the defaults, have been applied against Tenant's obligations under the Suite 110 Lease. Tenant


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

remains liable for all rent and other charges owing and accruing under the Suite 110 Lease.

     The Suite 300 Lease

     R. Under date of September 7, 1999, Landlord and Tenant entered into a written Lease (the "Suite 300 Lease") for Suite 300 in the commercial office building commonly known as Park Plaza, located at 2625 S. Plaza Drive, Tempe, Arizona (the "Suite 300 Premises"). Pursuant to the Park Plaza Suite 300 Lease, Tenant provided Landlord with a security deposit in the amount of $125,000.00 (the "Suite 300 Security Deposit"). The term of the Suite 300 Lease commenced on or about March 1, 2000 and was set to expire on July 31, 2005.

     S. On or about January 11, 2002, Landlord and Tenant entered into a written amendment to the Suite 300 Lease (the "Suite 300 Termination Agreement") in which they agreed, among other things, that if Tenant was not then in default under the Suite 300 Lease, the Suite 300 Lease would terminate as of December 31, 2001. Tenant was not in default under the Suite 300 Lease on January 11, 2002 and, accordingly, it terminated as of that date.

     T. Pursuant to the terms of the Suite 300 Termination Agreement, Tenant was required to pay a Lease Termination Fee of $335,000.00. Of that amount, $125,000.00 was paid through the offset of Tenant's security deposit, and Tenant paid an additional $70,000. Tenant did not pay the remaining balance of $140,000.00 of the Lease Termination Fee.

     U. Landlord properly applied the Suite 300 Security Deposit against Tenant's obligations under the Suite 300 Termination Agreement on January 11, 2002. After applying the Suite 300 Security Deposit, not less than $131,206.28 is owing to Landlord under the terms of the Suite 300 Termination Agreement, as of October 22, 2002, comprised of the following: Termination fee in the amount of $136,852.40; sales tax on the termination fee in the amount of $3,147.60; late fees and interest in the amount of $10,159.26; sales tax on the late fees and interest in the amount of $233.66; reduced by a credit for 2001 operating expenses in the amount of $18,755.27, and a credit for sales tax on 2001 operating expenses in the amount of $431.37.


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

     The Park Square Lease

     V. Under date of April 25, 1997, Landlord and Tenant entered into a written Lease (the "Park Square Lease") for Suite 200 of the commercial office building commonly known as Park Square, located at 1560 W. Fountainhead Parkway, Tempe, Arizona (the "Park Square Suite 200 Premises"). Pursuant to the Park Square Lease, Tenant provided Landlord with a security deposit in the amount of $39,795.00 (the "Park Square Security Deposit"). The term of the Park Square Lease commenced on or about August 1, 1997 and was set to expire on or about July 31, 2003. Under date of April 3, 2000, the Park Square Lease was amended to add Suites 100 and 150 of the same commercial office building (the "Park Square Suites 100 and 150 Premises") to the leased premises. The Park Square Suite 100 Premises and the Park Square Suites 150 and 200 Premises are sometimes referred to collectively hereinafter as the "Park Square Premises").

     W. Under date of July 10, 2001, Landlord, Tenant and The CIT Group/Equipment Financing, Inc. ("CIT") entered into two written Assignment and Assumption of Lease Agreements (the "Park Square Assignment Agreements") in which they agreed, among other things, that all of Tenant's rights and obligations under the Park Square Lease would be assigned to, and assumed by, CIT. The Park Square Assignment Agreements became effective on September 1, 2001 as to the Park Square Suite 200 Premises, and on August 1, 2001, as to the Park Square Suites 100 and 150 Premises.

     X. Landlord has properly retained the Park Square Security Deposit for offset against Tenant's obligations under the Park Bridge Lease, the Suite 110 Lease and/or the Suite 300 Termination Agreement.

     General Recitals

     Y. The Park Bridge Lease, Suite 110 Lease, Suite 300 Lease, and Park Square Lease are sometimes referred to collectively hereinafter as the "Leases." The Suite 130 Sublease, Suite 190 Sublease and Suite 110 Sublease are sometimes referred to collectively hereinafter as the "Subleases." The Park Bridge Premises, Suite 110 Premises, Suite 300 Premises and Park Square Premises are sometimes referred to collectively hereinafter as the "Premises." The Suite 300 Termination Agreement and the Park Square Termination Agreement are sometimes referred to collectively hereinafter as the "Termination Agreements."

     Z. Although the Park Bridge Lease and Suite 110 Lease have not been terminated, Tenant has no present or future right to occupy the Premises for any purpose.

     COVENANTS AND REPRESENTATIONS.

     Landlord and Tenant now wish to fully and finally resolve certain claims and controversies by and between them relating to the Leases, the Subleases and the Termination Agreements, subject to the terms and conditions stated below.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. All of the foregoing Recitals are hereby incorporated into these Covenants and Representations without any difference or distinction between the two segments of this Agreement

     2. This Agreement shall become effective (the "Effective Date") when it has been executed and delivered by both parties.

     3. Upon the Effective Date, Tenant will pay to Landlord the sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), U.S., by cashiers check or wire transfer of immediately available funds. The foregoing amount is referred to hereinafter as the "Initial Settlement Payment." Upon the Effective Date, Landlord will also apply the Park Square Security Deposit against Tenant's obligations under the Suite 300 Termination Agreement.

     4. Upon the Effective Date, Tenant will relinquish, surrender, assign, transfer and convey to Landlord all personal property located in, on or about the Park Bridge Premises (the "Personal Property"), and all of Tenant's legal and equitable right, title, claim, lien and interest in and to the Personal Property shall be deemed to have been transferred and conveyed to Landlord as of no later than the Effective Date, without the need for any further action by either party or the delivery of any additional agreements, instruments or other documents. Tenant represents and warrants that the Personal Property shall be free of any and all liens, security interests, claims or encumbrances in favor of any third parties as of the declared Effective Date.

     5. In addition to paying the Initial Settlement Payment, and transferring title to the Personal Property, Tenant shall pay to Landlord on or before March 31, 2003, the additional amount of TWENTY THOUSAND DOLLARS ($20,000.00), U.S., by cashiers check or wire transfer of immediately available funds. The foregoing amount is referred to hereinafter as the "Additional Settlement Payment."

     6. Tenant, upon the Effective Date, hereby unconditionally assigns to Landlord and its agents any and all rights, remedies, claims, liens, actions and causes of action, known or unknown, now existing or hereafter arising, against iTRACS, UPS and/or Simula, and/or their officers, directors, shareholders and/or any guarantors or


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

other persons or entities (collectively "Subtenants"), which Tenant might be entitled to assert or bring with respect to the Subleases and/or the Premises. In regard thereto, Tenant hereby represents, warrants, acknowledges and agrees that: (i) Landlord will be entitled in its own name, place and stead, and in its sole and absolute discretion (but without any obligation), to exercise, assert, enforce, institute suit, settle, compromise, waive or dismiss any and all of such rights, remedies, claims, liens, actions and causes of action against Subtenants, in Landlord's sole and absolute discretion and without notice to or approval from Tenant, as if Landlord (and not Tenant) were the original party in privity with Subtenants; (ii) Landlord will be entitled and permitted to collect and retain any and all money, rights and property recovered from any of the Subtenants free and clear of any right, title, interest, demand, claim or lien of Tenant; and, (iii) all rights, remedies, claims, liens, actions and causes of action against any of the Subtenants hereby assigned to Landlord are free and clear of any collateral assignment, security interest, lien, encumbrance or other claim or interest in any third party. Notwithstanding anything to the contrary set forth in this Paragraph or elsewhere in this Agreement, Tenant is not assigning or transferring, and Landlord is not accepting or assuming, any of Tenant's obligations, duties or undertakings under the Subleases, including, without limitation, any duty to return the security deposits made by iTRACS and Simula pursuant to the iTRACS and Simula Subleases.

     7. Upon the Effective Date, Tenant forever waives, discharges, relinquishes and releases Landlord and its successors, assigns, affiliates, insurers, shareholders, officers, directors, agents, employees, attorneys and representatives from any and all claims, actions, causes of action, defenses, setoffs, recoupments, controversies or liability of any kind, whether in law or in equity, whether known or unknown, whether now existing or hereafter arising, of any kind whatsoever, arising from or relating to the Leases, the Subleases, the Termination Agreements, and/or Tenant's use, occupancy, possession and/or control of the Premises, except only for claims, actions and causes of action arising under this Agreement.

     8. Upon the timely payment of the Initial Settlement Payment and the timely transfer of title to the Personal Property, free of any and all liens, security interests, claims or encumbrances in favor of any third parties, and except as otherwise set forth below, Landlord forever waives, discharges, relinquishes and releases Tenant and its successors, assigns, affiliates, insurers, shareholders, officers, directors, agents, employees, attorneys and representatives (all of the foregoing are sometimes collectively referred to hereinafter as "Tenant and Related Parties") from any and all claims, actions, causes of action, defenses, setoffs, recoupments, controversies or liability under the Leases and the Termination Agreements, except for claims, actions and causes of action arising under this Agreement.

     9.   Reserved.


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

     10. Notwithstanding anything to the contrary set forth in Paragraph 8, above, or elsewhere in this Agreement, Landlord is not purporting to waive, discharge, relinquish or release Tenant and Related Parties from any claims, actions, causes of action, defenses, setoffs, or recoupments held by, or from any liability of any kind to, iTRACS, UPS, Simula or any third-party arising from or relating to the Subleases.

     11. Notwithstanding anything to the contrary set forth in Paragraph 8, above, or elsewhere in this Agreement, Landlord is not waiving, discharging, relinquishing or releasing Tenant and Related Parties from any claims, actions, causes of action, defenses, setoffs, recoupments or liability of any kind arising from or relating to: (a) Tenant's contractual obligations under the Leases to indemnify, defend and hold Landlord harmless from the claims specified therein; or, (b) Tenant's liability or responsibility for any claims threatened, asserted or possible of assertion against Landlord arising from or relating to Tenant's use, occupancy, possession, and/or control of the Premises. Without limiting the generality of the foregoing, the exclusion set forth above applies to any and all claims by Landlord for contribution, indemnity and/or reimbursement. The provisions of this Paragraph are not intended to expand Tenant's obligations or liability to Landlord under the Leases and/or under applicable law, nor shall such provisions be given that effect.

     12. Unless earlier terminated by expiration of their stated terms, or by the written election of Landlord, in its sole and absolute discretion, the Park Bridge Lease will terminate only if and when the Park Bridge Premises are re-let to iTRACS and UPS, or to any third-party or parties, and the Suite 110 Lease will terminate only if and when the Suite 110 Premises are re-let to Simula, or to any third-party. Tenant confirms and agrees that it presently has no right to use, occupy, possess or control the Premises or any part thereof, and that Landlord has the present right, and will retain the present right after the Effective Date, to terminate the Park Bridge Lease and the Suite 110 Lease and/or to relet the Park Bridge Premises and the Suite 110 Premises.

     13. Failure by Tenant to pay the Additional Settlement Payment to Landlord on or before March 31, 2003 shall give rise only to a cause of action for that breach and shall not reinstate the claims released under this Agreement.

     14. Should Tenant fail to make the Initial Settlement Payment in a timely manner and/or transfer title to the Personal Property in a timely manner, free of any and all liens, security interests, claims or encumbrances in favor of any third parties, Landlord may immediately exercise and enforce its rights and remedies under the Park Bridge Lease, the Suite 110 Lease and the Suite 300 Termination Agreement and/or under applicable law. Those rights and remedies include, without limitation, one or more of the following: (a) terminating the Park Bridge and/or Suite 110 Leases; (b) re-letting the Park Bridge and Suite 110 Premises on such terms as Landlord deems advisable, with or without terminating the Park Bridge and Suite 110 Leases; (c) filing suit or otherwise


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

pursuing claims for all unpaid rent and other charges due or to become due under the Park Bridge and Suite 110 Leases; and/or, (d) filing suit or otherwise pursuing claims for all amounts due or to become due under the Suite 300 Termination Agreement.

     15. Notwithstanding anything to the contrary set forth herein, if all or any part of the Initial Settlement Payment, the Additional Settlement Payment, or the transfer of the Personal Property is ever set aside, avoided, or recovered by order of the United States Bankruptcy Court, or otherwise, then the waivers, releases, relinquishments and discharges of Tenant and Related Parties as set forth in Paragraph 8, above, shall be of no further force and effect and Landlord may, among other things, pursue all claims, actions and causes of action arising from or relating to the Leases, Tenant's performance thereunder, and/or Tenant's use, occupation, possession and/or control of the Premises, and may recover all amounts owing thereunder.

     16. Each payment made by Tenant hereunder shall be: (a) made to Landlord at the address set forth in Paragraph 26, below, or pursuant to written wire transfer instructions provided by Landlord; (b) applied against Tenant's obligations under the Park Bridge Lease and only then against its obligations under the Suite 110 Lease and the Suite 300 Termination Agreement; (c) applied against those obligations of Tenant that accrue after the date of the payment and only then against Tenant's preexisting obligations; and, (d) applied against interest, fees, charges and expenses and only then against principal.

     17.  Tenant represents, warrants and agrees as follows:

          a. The Recitals set forth above are true and correct as of the Effective Date;

          b. It has no legal or equitable defenses, set-offs or counterclaims to its obligations under the Leases;

          c. The consideration for the conveyance of the Personal Property consists of the partial satisfaction of its liability under the Leases, the opportunity to satisfy its remaining liability thereunder for a reduced amount, and the other undertakings set forth herein;

          d. The consideration for the conveyance of the Personal Property is at least equal to the fair market value of Tenant's interest therein as of the date hereof;

          e. Its agreement to convey the Personal Property to Landlord is voluntary and is not the result of duress, threats, or fraud of any kind;


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

          f. There is no agreement or understanding between the parties relative to a reconveyance of the Personal Property to Tenant, to a sale or conveyance to anyone else for Tenant's benefit, or to any division of proceeds realized from the Personal Property by sale or otherwise;

          g. Actual possession of the Personal Property has been surrendered and delivered to Landlord; and,

          h. The conveyance of the Personal Property is bona fide and is not made with any intent to hinder, delay or defraud Tenant's creditors, or to contravene the bankruptcy laws of the United States;

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

     19. If legal action is brought by any party to enforce or interpret the terms of this Agreement, the court shall award the prevailing party, in addition to whatever other relief is deemed appropriate, its costs and reasonable attorneys' fees incurred in connection with such action.

     20. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

     21. In the event that any provision of this Agreement conflicts with applicable law, such conflict shall not affect any other provision of this Agreement which can be given effect without the conflicting provision and, to that end, the provisions of this Agreement and any document or instrument executed contemporaneously herewith or in furtherance hereof are declared to be severable.

     22. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document. The parties' execution of this Agreement may be evidenced by facsimile signatures with originals to be immediately distributed thereafter albeit this Agreement will be deemed binding upon transmittal of the facsimile.

     23. Each individual executing this Agreement on behalf of any entity hereby represents and warrants that he or she is fully authorized to do so, and that this Agreement, when so executed, shall be fully binding upon such entity.

     24. This Agreement constitutes the full and complete understanding of the parties with regard to the subject matter hereof, and supersedes any prior or contemporaneous agreements and understandings, whether oral or in writing.


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

     25. Each party to this Agreement, promptly upon the request of the other, shall execute and have acknowledged (if appropriate) and delivered to the other any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions hereof.

     26. All written notices or other written communications hereunder by any party to the other shall be in writing and shall be deemed to have been given and received upon: (a) actual receipt if by personal delivery, overnight delivery service, or facsimile transmission during regular business hours of the recipient; or, (b) seventy-two (72) hours after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed to the party at the address set forth below or at such other address(es) as the parties may from time to time specify in a written communication delivered in like manner.

     LANDLORD:                                  With copies to:

     Mr. Philip Reuter                          Christiane M. Stoffer, Esq.
     AmberJack, Ltd.                            AmberJack, Ltd.
     One State Farm Plaza, E-7                  One State Farm Plaza, E-3
     Bloomington, Illinois 61710-0001           Bloomington, Illinois 61710-0001
     Fax No.: (309) 766-0442                    Fax No.: (309) 766-7423

                                                S. Cary Forrester, Esq.
                                                40 N. Central Ave., Suite 2150
                                                Phoenix, AZ 85004-4424
                                                Fax No.: (602) 271-4300

     TENANT:                                    With a copy to:

     Mr. James G. Garvey, Jr.                   Mark N. Rogers, Esq.
     C.E.O.                                     General Counsel
     Integrated Information Systems             Integrated Information Systems
     1480 S. Hohokam Drive                      1480 S. Hohokam Drive
     Tempe, Arizona 85281 Fax No.               Tempe, Arizona 85281
     (480) 317-8979 Fax No. (480) 317-8979

     27. This Agreement may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, unless evidenced by an instrument in writing, signed by the party against whom enforcement is sought.

     28. Each of the parties has read and understands this Agreement and is executing it voluntarily and without duress, after consultation with legal counsel.


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

     29. Time is of the essence in the performance of each obligation under this Agreement. If the time for the performance of any obligation under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the immediately succeeding day which is not a Saturday, Sunday or legal holiday.

                                         AMBERJACK, LTD., an Arizona corporation

                                         By /s/
                                            Its President

                                         By /s/
                                            Its Assistant Secretary

                                         INTEGRATED INFORMATION SYSTEMS,
                                         INC., a Delaware corporation

                                         By /s/ James G. Garvey, Jr.
                                          Its CEO

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